UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C., 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 7, 2006

LitFunding Corp.

(Exact name of registrant as specified in charter)

Nevada	000-49679	93-1221399
(State of other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification Number)

3700 Pecos McLeod Drive, Suite 100
Las Vegas, Nevada	89121
(Address of Principal Executive Office)	(Zip Code)

Registrant’s telephone number, including area code: (702) 317-1610

Copies of Communications to:

Stoecklein Law Group

402 West Broadway, Suite 400

San Diego, CA 92101

(619) 595-4882

Fax (619) 595-4883

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On February 7, 2006, the Registrant, LFDG Subsidiary Corp., a Nevada corporation and wholly owned subsidiary of the Registrant (“Merger Sub”) and Easy Money Express, Inc., a Nevada corporation (“Easy Money”) entered into an Agreement and Plan of Merger. Pursuant to the terms of the merger agreement, Merger Sub will be merged with and into Easy Money and Easy Money will continue as the surviving corporation and subsidiary of the Registrant and Merger Sub will cease. The merger is intended to be structured as a tax-free reorganization under Section 368 of the Code as relates to the non-cash exchange of stock. As a result of the Merger, in exchange for 100% of the issued and outstanding securities of Easy Money, the Registrant will issue the stockholders of Easy Money approximately 1,500,000 shares of Series B Convertible Preferred Stock. The shares of Preferred Stock shall be convertible into 1 share of the Registrant’s common stock, $0.001 par value per share. Therefore, each common share shall be represented by 1 preferred share.

A copy of the Merger Agreement is filed as Exhibit 2.1 to this Current Report.

The following description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the filed Merger Agreement.

Consummation of the Merger is subject to the satisfaction of various conditions, including (i) approval of the Merger Agreement and the Merger by Merger Sub and a majority of the Easy Money’s stockholders, (ii) approval by the Board of Directors of the Registrant, Merger Sub and Easy Money; (iii) the accuracy of representations and warranties. The Merger Agreement contains certain termination rights for both the Registrant and Easy Money.

Concurrent with the Closing of the Merger, Easy Money will enter into a Management Agreement with the Registrant, whereby Easy Money will pay the Registrant a management fee of $200,000 to assist Easy Money with the business development of Easy Money and assist Easy Money in the potential “Spin-Off” of Easy Money to the stockholders of the Registrant wherein the Registrant’s stockholders will receive 15% of the Easy Money shares and the existing stockholders of Easy Money will receive 85% of the shares of Easy Money upon conversion of the Registrant’s preferred stock. A promissory note for Fifty Thousand Dollars ($50,000) of the management fee was executed on December 21, 2005 and is non-refundable.

Pursuant to the terms of the Management Agreement, Easy Money shall make the election to be spun off from the Registrant within 12 months from the Closing Date, which election shall be made at the decision of a majority of the holders of the preferred stock received in the merger. Easy Money shall provide the Registrant 45 days prior notice of its intention to be spun off from the Registrant. If the election to be spun off is not made by Easy Money during the 12 month period commencing on the Closing Date, then the shares of the Registrant preferred stock shall automatically convert into shares of the Registrant common stock.

The Merger Agreement is being filed as an exhibit to this Current Report on Form 8-K to provide investors with information regarding its terms.  It is not intended to provide any other factual information about the Registrant or Easy Money.

ABOUT EASY MONEY

Easy Money is an early stage, independent Internet and Call Center Payday Advance Company engaged in loaning Payday Advances to individuals of legal age, with a checking account, verifiable employment and residence, up to $500 generally for a period of fifteen days or less. Easy Money intends to start its commercial activities in the Payday Advance industry with a Call Center driven business model. They plan to launch shortly thereafter, to both existing and new consumers, an Internet driven B2C (business to consumer) web site, to enable Payday Advance transactions on line.

Item 3.02 Unregistered Sales of Equity Securities

The shares of the Registrant's Series B Convertible Preferred Stock to be issued in the Merger described in Item 1.01 of this Current Report will be issued to the stockholders of Easy Money in exchange for their shares of common stock of Easy Money pursuant to an exemption from registration under the Securities Act of 1933, as amended, namely Section 4(2) of such Act and Regulation D (Section 506) thereunder. All of the stockholders of Easy Money are either "accredited investors" as that term is defined in Regulation D or will be supplied with the information required by Regulation D to be provided to “sophisticated” non-accredited investors. There will be less than 35 "purchasers" as contemplated by Section 506 of Regulation D. The information about the transaction described in Item 1.01 is incorporated herein by reference.

Item 9.01 Exhibits.

2.1 Agreement and Plan of Merger among the Registrant, Merger Sub and Easy Money, dated February 7, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

LitFunding Corp.,

a Nevada corporation

By:/s/ Morton Reed

Morton Reed, Chief Executive Officer

Date: February 10, 2006